This confirms that as on October 16, 2014, Michael Silveri invested $5,000 in exchange for 30,000 shares (per share price of $.167 per share) of Global Boatworks, LLC, a Florida limited liability company.

Global Boatworks, LLC

By: /s/Robert Rowe

Robert Rowe, Manager Member

By: /s/Michael Silveri

Michael Silveri